DEBENTURE MANAGEMENT AGREEMENT

                                          , 1997

Bell Technology Group Ltd.
295 Lafayette Street
New York, New York 10012

Attention: Marc H. Bell, Chairman

Gentlemen:

     This will confirm the arrangements, terms and conditions pursuant to which Rickel & Associates, Inc. (the "Consultant"), have been retained to serve as a debenture management consultant and advisor to Bell Technology Group Ltd., a Delaware corporation (the "Company"), on a non-exclusive basis for the term set forth in Section 2 below in connection with the Company's 10% Convertible Senior
Subordinated Debentures, Due           , 2003 (the "Debentures"). The
undersigned hereby agrees to the following terms and conditions:

     1. DUTIES OF CONSULTANT.

     (A) CONSULTING SERVICES. Consultant will provide such consulting services and advice pertaining to the Debentures as the Company may from time to time reasonably request. Without limiting the generality of the foregoing, Consultant will assist the Company in administrative aspects concerning the Debentures and in studying and evaluating matters concerning the redemption or retirement of the Debentures, prepare reports and studies thereon when advisable, and assist in negotiations and discussions pertaining thereto.

     (b) WALL STREET LIAISON. Consultant will, when appropriate, arrange meetings between representatives of the Company and individuals and financial institutions in the investment community, such as security analysts, portfolio managers and market makers.

     The services described in this Section 1 shall be rendered by Consultant under the supervision of the Company, but at such time and place and in such manner (whether by conference, telephone, letter or otherwise) as Consultant may determine. Consultant will keep the Company advised of its activities hereunder.

     2. TERM.

     This Agreement shall continue for a period of three years from the date hereof (the "Term").

     3. COMPENSATION.

     (a) As compensation for Consultant's services hereunder, the Company shall pay to the Consultant the sum of $108,000 (an aggregate of three thousand ($3,000) dollars per month), all of which shall be due and payable as of the date hereof.

     4. RELATIONSHIP.

     Nothing herein shall constitute Consultant as an employee or agent of the Company, except to such extent as might hereinafter be agreed upon for a particular purpose. Except as might hereinafter be expressly agreed, Consultant shall not have the authority to obligate or commit the Company in any manner whatsoever.

     5. CONFIDENTIALITY.

     Except in the course of the performance of its duties hereunder, Consultant agrees that it shall not disclose any trade secrets, know-how, or other proprietary information not in the public domain learned as a result of this Agreement unless and until such information becomes generally known.

     6. ASSIGNMENT AND TERMINATION.

     This Agreement shall not be assignable by any party except to successors to all or substantially all of the business of either party for any reason whatsoever without the prior written consent of the other party, which consent may not be unreasonably withheld.

                                                  Very truly yours,

                                                  RICKEL & ASSOCIATES, INC
                                                  By: __________________________

Agreed and Accepted:

BELL TECHNOLOGY GROUP LTD.
By: ___________________________________________________________________________